PARADISE  TAN  ACCEPTS  THE  RESIGNATION  OF  ONE  OF  ITS  DIRECTORS

WATAUGA, Texas--(BUSINESS WIRE) On December 29, 2004, Paradise Tan, Inc. (PINK SHEETS: PTNK), a tanning salon chain based in the Dallas - Fort Worth, Texas area, accepted the resignation of David Rutkoske, one of the members of its Board of Directors. The reasons were not disclosed but the parting was amicable.

About  Paradise  Tan,  Inc.

Paradise Tan started in 1994 with only one location and has grown into one of the top tanning salons in the United States. Out of an estimated 25,000 tanning salons in the country, Paradise Tan was recognized in 2000 as one of the top 100 salons in the United States, in 2001 as one of the top 250 salons in the United States, and in 2003 as one of the top 250 salons in the United States, by "Looking Fit" magazine, a leading industry magazine for the tanning industry. For more information on the Company, please visit www.ParadiseTan.com. The
Company plans to become the first nationwide tanning salon chain through consolidation and franchising. The consolidation, growth and brand name recognition as a quality salon offering a consistent tanning experience is expected to result in higher overall margins and create a barrier to entry in the tanning salon market.

Certain statements in this news release may contain "forward-looking" information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release may include forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will be accurate and actual results and future events could differ materially from those anticipated in such statements.

Paradise  Tan,  Inc.  Ron  Schaefer,  President,  817-581-2366

12/31/2004  09:00  ET